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                                                                      EXHIBIT 11

                                  CLARCOR INC.

                 EXHIBIT 11--COMPUTATION OF PER SHARE EARNINGS

                   FOR THE FIVE YEARS ENDED NOVEMBER 30, 1996
                             (DOLLARS IN THOUSANDS)

                                                   FISCAL YEARS ENDED NOVEMBER 30,
                                    --------------------------------------------------------------
    AVERAGE SHARES OUTSTANDING         1996         1995         1994         1993         1992
    --------------------------      ----------   ----------   ----------   ----------   ----------
1.   Average number of shares
       outstanding................  14,859,252   14,800,872   14,813,925   14,837,741   14,972,639
2.   Net additional shares
       resulting from assumed
       exercise of stock
       options*...................     293,656      316,630      225,599      213,725      230,202
                                    ----------   ----------   ----------   ----------   ----------
3.   Adjusted average shares
       outstanding for fully
       diluted computation (1 plus
       2).........................  15,152,908   15,117,502   15,039,524   15,051,466   15,202,841
                                    ==========   ==========   ==========   ==========   ==========
Earnings per share of common
 stock:
     Primary......................       $1.68        $1.48        $1.43        $1.16        $0.94
                                    ==========   ==========   ==========   ==========   ==========
     Assuming full dilution.......       $1.65        $1.45        $1.41        $1.15        $0.93
                                    ==========   ==========   ==========   ==========   ==========

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* Assumes proceeds from exercise of stock options used to purchase treasury shares at the greater of the year-end or the average market price during the period.